Nektar Announces Restructuring to Complete its Transition to a
                   Therapeutics Drug Development Organization

San Carlos, Calif, February 12, 2008 - Nektar Therapeutics (Nasdaq: NKTR) announced a restructuring today designed to complete its transition from a drug delivery service provider to a therapeutics drug development organization. The restructuring will streamline the company, consolidate corporate functions, and strengthen decision-making and execution within the business units.

"We are transforming Nektar into a world-class drug development company and these changes are a natural progression on the path to achieving this vision," said Howard W. Robin, President and Chief Executive Officer of Nektar. "This restructuring aligns the organization with the future direction of our company and strengthens our ability to drive programs rapidly through the clinic."

Approximately 150 positions have been eliminated as a result of the restructuring. Importantly, Nektar has preserved the necessary technical and manufacturing personnel and capabilities to support its ongoing effort to forge a new partnership for its inhaled insulin programs.

Nektar has made significant progress this past year in advancing its proprietary pipeline. The company recently initiated phase 2 clinical trials for its two leading PEGylated small molecule programs, NKTR-102 (PEG-irinotecan) for solid tumors and NKTR-118 (oral PEG-naloxol) for opioid bowel dysfunction. NKTR-061 (inhaled amikacin), which is being co-developed with Bayer AG to treat hospital-acquired pneumonia, is expected to enter Phase 3 trials this year.

The company will release its full financial results for the fourth quarter and full year 2007 on February 27, 2008. At that time, it will host a conference call for investors and analysts beginning at 2:00 PM PT/5:00 PM ET. Information on the dial-in details and Webcast of the call will be posted on the Investor Relations section of the Nektar website, www.nektar.com.

About Nektar

Nektar
Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar PEGylation and pulmonary technology, expertise, manufacturing capabilities have enabled ten approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its PEGylation and pulmonary technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

This press release contains forward-looking statements regarding management's plans and expectations for Nektar's organizational development and impact on its business objectives and its proprietary and partner product candidates currently in clinical development. These forward-looking statements involve substantial risks and uncertainties, including but not limited to: (i) the company may not realize the anticipated benefits to its business from the organizational developments described in this press release, (ii) the risk of failure of any product candidate that is in clinical development and prior to regulatory approval, such as the NKTR-102, NKTR-118, and NKTR-061, remains high and can occur at any stage due to efficacy, safety or other factors, (iii) clinical trials for the company's proprietary product candidates such as NKTR-102, NKTR-118 and NKTR-061 are long, expensive and uncertain processes, (iv) the ability of the company to the to obtain regulatory approval of NKTR-102, NKTR-118 and NKTR-061 is difficult to predict at any stage of development, (v) the company's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may be unenforceable, or intellectual property licenses from third parties may be required in the future, and (vi) the company may be unable to secure a new partner for its inhaled insulin programs (Exubera(R) and its inhaled insulin development program) on commercially favorable terms or at all. Other important risks and uncertainties are detailed in the company's reports and other filings with the SEC; including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Contacts:

Tim Warner (650) 283-4915 or twarner@nektar.com

Stephan Herrera (415) 488-7699 or sherrera@nektar.com

Jennifer Ruddock (650) 631-4954 or jruddock@nektar.com